Exhibit 99.1

News Release

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

www.usacpartners.com

USA Compression Partners, LP Achieves Record Revenues;

Reports First Quarter 2014 Results and Confirms 2014 Outlook;

Riverstone and Argonaut Commit to Receiving Distributions in

the Form of Additional Common Units Through Q1 2015

AUSTIN, Texas, May 7, 2014 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the first quarter 2014.

First Quarter 2014 Summary Results

•                  Record levels of revenue; first quarter 2014 is up 54.0% over first quarter 2013

•                  Adjusted EBITDA for the first quarter 2014 is up 44.4% over first quarter 2013

•                  Adjusted distributable cash flow for the first quarter 2014 is up 44.9% over first quarter 2013

•                  Quarterly cash distribution of $0.49 per common unit, an increase of 2.1% over the fourth quarter 2013 and 12.6% over the first quarter 2013

•                  Fleet horsepower for first quarter 2014 increased by 35.0% over first quarter 2013

•                  Average revenue per horsepower per month for first quarter 2014 increased 12.6% over first quarter 2013, due to higher revenue per horsepower per month from gas lift compression units

•                  Adjusted distributable cash flow coverage of 0.88x for the first quarter 2014

•                  Cash coverage of 2.95x for the first quarter 2014

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Operational Data
Fleet Horsepower at period end	1,272,299	1,202,374	942,642
Revenue Generating Horsepower at period end	1,107,218	1,070,457	807,988
Average Revenue Generating Horsepower	1,094,677	1,058,213	801,574
Revenue Generating Compression Units at period end	2,205	2,137	985
Horsepower Utilization at period end(1)	94.4%	94.1%	93.3%
Average Horsepower Utilization for the period(1)	94.0%	94.2%	92.4%

Financial Data ($ in thousands, except per-unit data)
Revenue	$50,202	$48,643	$32,604
Average Revenue Per Horsepower Per Month	$15.30	$15.36	$13.59
Gross Operating Margin	$32,485	$33,019	$22,184
Gross Operating Margin Percentage	64.7%	67.9%	68.0%
Adjusted EBITDA	$25,192	$25,413	$17,445
Adjusted EBITDA Percentage	50.2%	52.2%	53.5%
Adjusted Distributable Cash Flow	$16,833	$18,943	$11,613

(1)

Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 87.0%, 89.0% and 85.7% for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively. Average horsepower utilization was 87.8%, 89.0% and 86.1% for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

First Quarter 2014 Financial and Operating Performance

Revenue in the first quarter of 2014 rose 54.0% to $50.2 million as compared to $32.6 million for the same period in 2013.  This was primarily the result of a 54.7% increase in contract operations revenue (excluding retail parts and services) to $49.3 million in the first quarter of 2014, compared to $31.9 million in the first quarter of 2013. Adjusted EBITDA rose 44.4% to $25.2 million in the first quarter of 2014 as compared to $17.4 million for the first quarter of 2013.  Adjusted distributable cash flow increased 44.9% to $16.8 million in the first quarter of 2014, compared to $11.6 million in the first quarter of last year.  Net income was $3.9 million in the first quarter of 2014, compared with net income of $2.5 million for the first quarter of 2013.

“We are reporting another quarter of record revenue for the first quarter of 2014,” said Eric D. Long, USA Compression President and Chief Executive Officer.  “We’re continuing to see solid demand for our compression services, as demonstrated by our average utilization during the quarter of 94%. This continued strong market demand resulted in solid gross operating margins during the quarter and positions us well for the remainder of the year. Due to the high level of our growth capital expenditures in 2014, we are pleased to report that Riverstone, through its ownership in USA Compression Holdings, LLC, and Argonaut Private Equity, L.L.C., owners of 69% of the outstanding LP units, have committed to receiving distributions in the form of additional common units through the Partnership’s Distribution Reinvestment Plan on any units owned as of each distribution date through the first quarter of 2015 in order to partially fund our continued deployment of growth capital.”

“We have, at this time, ordered approximately 280,000 horsepower of new compression units for delivery in 2014 and expect to order a total of approximately 300,000 horsepower for 2014, as compared to our initial expectations of 220,000 horsepower,” he said. “For the 180,000 horsepower that we initially ordered for 2014, which is primarily for delivery in the first half of 2014, we have customer contracts for 65% of those new compression units and strong customer indications for another 16% of those deliveries. The additional 100,000 horsepower of new compression unit orders is expected to be delivered primarily in the second half of 2014.”

Average revenue generating horsepower increased 36.6% to 1,094,677 for the first quarter of 2014, primarily due to growth in our midstream compression assets along with the acquisition of gas lift compression assets in August 2013, as compared to 801,574 for the first quarter of 2013.  Average revenue per revenue generating horsepower per month increased 12.6% to $15.30 for the first quarter of 2014, as compared to $13.59 for the first quarter of 2013. The increase in average revenue per revenue generating horsepower per month was primarily due to our gas lift compression assets, which generate higher revenue per horsepower per month as compared to our midstream compression assets.

Gross operating margin increased 46.4% to $32.5 million for the first quarter of 2014 as compared to $22.2 million for the first quarter of 2013. Gross operating margin as a percentage of total revenues decreased to 64.7% for the first quarter of 2014 from 68.0% in the first quarter of 2013, due partly to our gas lift compression assets that have lower gross operating margin percentages as compared to our midstream compression assets and partly to the timing of certain operating expenses in our midstream compression assets in the first quarter of 2014.

Expansion capital expenditures (used primarily to purchase new compression units) were $81.5 million for the first quarter of 2014, while maintenance capital expenditures totaled $5.3 million and cash interest expense was $3.0 million. Maintenance capital expenditures were at expected levels for the first quarter of 2014 and we continue to expect approximately $19 million for the full year 2014.

On April 24, 2014, the Partnership announced a cash distribution of $0.49 per unit on its common and subordinated units. This first quarter distribution corresponds to an annualized distribution rate of $1.96 per unit. The distribution will be paid on May 15, 2014 to unitholders of record as of the close of business on May 5, 2014. USA Compression Holdings, LLC, the owner of 50.8% of the Partnership’s outstanding limited partnership units, and Argonaut Private Equity, L.L.C. and certain other related unitholders, the owners of 19.4% of the Partnership’s outstanding limited partnership units, have elected to reinvest all of this distribution with respect to their units pursuant to the Partnership’s Distribution Reinvestment Plan. Adjusted distributable cash flow coverage for the first quarter of 2014 was 0.88x and the cash coverage ratio was 2.95x.

Liquidity and Credit Facility

As reported last quarter, the Partnership entered into its Fifth Amended and Restated Credit Agreement on December 13, 2013. The amendment provides for an increase in the facility capacity from $600 million to $850 million and an extension of the maturity to 2018. In addition, the revolving credit facility contains an accordion feature whereby it can be expanded to $950 million under certain conditions. As of March 31, 2014, the outstanding balance under the revolving credit facility was approximately $504 million, compared to approximately $421 million as of December 31, 2013.

On April 23, 2014, the Partnership’s registration statement on Form S-3/A, (Reg. No. 333-193724) (the “Shelf Registration Statement”) was declared effective by the Securities and Exchange Commission (the “SEC”). Under the Shelf Registration Statement, the Partnership registered the offer and sale of (1) up to $1,000,000,000 aggregate principal amount of Partnership securities, including common units and other classes of units representing limited partner interests in the Partnership, debt securities and guarantees of debt securities and (2) up to 27,074,118 common units held by certain selling unitholders and up to 6,266,024 common units that may be issued to such selling unitholders under the Partnership’s Distribution Reinvestment Plan.

In addition, on April 28, 2014, the Partnership filed a registration statement on Form S-3 (Reg. No. 333-195526) relating to the Partnership’s Distribution Reinvestment Plan, which registration statement became effective with the SEC immediately upon filing.

Full-Year 2014 Outlook

USA Compression is confirming its full-year 2014 guidance and expects to trend to the high end of this guidance range:

•                  adjusted EBITDA range of $109.0 million to $115.0 million; and

•                  distributable cash flow range of $75.0 million to $81.0 million.

Conference Call

USA Compression Partners, LP will host a conference call today beginning at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss its first quarter 2014 performance. The call will be broadcast live over the internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial 800-768-6569 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 785-830-7992.  The conference ID for both is 9718587.

A replay of the call will be available through May 14, 2014. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The passcode for both is 9718587#.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  USA Compression focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin, distributable cash flow and adjusted distributable cash flow.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization expense, unit-based compensation expense,  gain (loss) on sale of assets, management fees and transaction expenses related to the S&R Acquisition. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•                                          the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•                                          the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                                          the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•                                          the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance to compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income plus non-cash interest expense, depreciation and amortization expense, and unit-based compensation expense, less maintenance capital expenditures. Adjusted distributable cash flow is distributable cash flow plus certain one-time transaction fees relating to the S&R Acquisition and other items. The Partnership’s management believes distributable cash flow and adjusted distributable cash flow are important measures of operating performance because such measures allow management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its unitholders. See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow and Adjusted distributable cash flow.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:

•                                          changes in general economic conditions;

•                                          competitive conditions in the industry;

•                                          changes in the long-term supply of and demand for natural gas and crude oil;

•                                          our ability to realize the anticipated benefits of acquisitions and to integrate the acquired assets with our existing fleet;

•                                          actions taken by the Partnership’s customers, competitors and third party operators;

•                                          changes in the availability and cost of capital;

•                                          operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;

•                                          the effects of existing and future laws and governmental regulations;

•                                          the effects of future litigation; and

•                                          other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Joseph C. “Jody” Tusa, Jr.

Chief Financial Officer

512-473-2662

jtusa@usacompression.com

Matthew C.  Liuzzi

SVP – Strategic Development

512-473-2662

mliuzzi@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands — Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Revenues:
Contract operations	$49,344	$47,395	$31,896
Parts and service	858	1,248	708
Total revenues	50,202	48,643	32,604
Cost of operations, exclusive of depreciation and amortization	17,717	15,624	10,420
Gross operating margin	32,485	33,019	22,184
Other operating and administrative costs and expenses:
Selling, general and administrative	8,469	8,830	4,895
Depreciation and amortization	16,220	15,690	11,678
Loss (Gain) on sale of assets	229	231	(25)
Impairment of compression equipment	—	203	—
Total other operating and administrative costs and expenses	24,918	24,954	16,548
Operating income	7,567	8,065	5,636
Other Income (Expense)
Interest expense	(3,549)	(3,525)	(3,064)
Other	—	1	4
Total other expense	(3,549)	(3,524)	(3,060)
Net income before income tax expense	4,018	4,541	2,576
Income tax expense	103	104	55
Net Income	$3,915	$4,437	$2,521

Less:
Earnings allocated to general partner prior to initial public offering on January 18, 2013	$—	$—	$5
Earnings available for limited partners prior to initial public offering on January 18, 2013	$—	$—	$530
Net income subsequent to initial public offering on January 18, 2013	$3,915	$4,437	$1,986

Net Income subsequent to initial public offering allocated to:
General partner’s interest in net income	$85	$89	$40
Common units interest in net income	$2,409	$2,714	$1,007
Subordinated units interest in net income	$1,421	$1,634	$939

Weighted average common units outstanding:
Basic	23,805,520	23,330,238	15,048,588
Diluted	23,907,259	23,409,476	15,048,588

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	14,048,588

Net income per common unit:
Basic	$0.10	$0.12	$0.07
Diluted	$0.10	$0.12	$0.07

Net income per subordinated unit:
Basic and diluted	$0.10	$0.12	$0.07

Distributions paid per limited partner unit in respective periods	$0.48	$0.46	$—

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Net income	$3,915	$4,437	$2,521
Interest expense	3,549	3,525	3,064
Depreciation and amortization	16,220	15,690	11,678
Income taxes	103	104	55
Impairment of compression equipment(1)	—	203	—
Unit-based compensation expense	1,096	438	79
Riverstone management fee(2)	—	—	48
Transaction expenses for S&R Acquisition(3)	46	661	—
Other	263	355	—
Adjusted EBITDA	$25,192	$25,413	$17,445
Interest expense	(3,549)	(3,525)	(3,064)
Income tax expense	(103)	(104)	(55)
Unit-based compensation expense	(1,096)	(438)	(79)
Riverstone management fee	—	—	(48)
Impairment of compression equipment	—	(203)	—
Transaction expenses for S&R Acquisition	(46)	(661)	—
Other	1,644	1,313	507
Changes in operating assets and liabilities:
Accounts receivable	(2,337)	(6,206)	(1,650)
Inventory	(2,582)	(2,592)	(1,031)
Prepaids	(64)	(816)	(96)
Other non-current assets	(319)	(14)	3,842
Accounts payable	(8,079)	19,696	(7,359)
Accrued liabilities and deferred revenue	1,408	(5,351)	948
Net cash provided by operating activities	$10,069	$26,512	$9,360

(1)	Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

(2)

Represents management fees paid to Riverstone for services performed during 2013 and 2012. As these fees are not paid by the Partnership as a public company, the Partnership believes it is useful to investors to view its results excluding these fees.

(3)	Represents S&R transaction expenses. As these fees are not recurring, the Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW

(In thousands — Unaudited)

The following table reconciles distributable cash flow to net income, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Net income	$3,915	$4,437	$2,521
Plus: Non-cash interest expense	582	805	453
Plus: Depreciation and amortization	16,220	15,690	11,678
Plus: Unit-based compensation	1,096	438	79
Plus: Impairment of compression equipment	—	203	—
Less: Maintenance capital expenditures(1)	5,289	3,646	3,118

Distributable cash flow	$16,524	$17,927	$11,613

Transaction expenses for S&R Acquisition and other(2)	46	1,016	—
Loss on sale of equipment and other	263	—	—
Adjusted distributable cash flow	$16,833	$18,943	$11,613

GP interest in adjusted distributable cash flow (3)	389	368	207
Adjusted distributable cash flow attributable to LP interest	$16,444	$18,575	$11,406

Distributions for coverage ratio	$18,691	$18,055	$10,126

Distributions reinvested in the DRIP(4)	$13,122	$12,637	$6,302

Distributions for cash coverage ratio (5)	$5,569	$5,418	$3,824

Adjusted distributable cash flow coverage ratio	0.88	1.03	0.90

Cash coverage ratio	2.95	3.43	2.39

(1)         Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(2)         Reflects $0.05 million of transaction expenses for the S&R Acquisition for the first quarter of 2014. Reflects $0.7 million of transaction expenses for the S&R Acquisition and $0.3 million of nonrecurring expenses, for the fourth quarter of 2013.

(3)         Represents cash distributions declared for our general partner as of the record date for each period.

(4)         Represents cash distributions paid to holders enrolled in the Partnership’s Distribution Reinvestment Plan as of the record date for each period.

(5)         Represents cash distributions declared for common units not participating in the Partnership’s Distribution Reinvestment Plan.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Full-Year 2014 Adjusted EBITDA Guidance Range

Reconciliation to Distributable Cash Flow

(In millions — Unaudited)

Guidance
Adjusted EBITDA	$109.0 to $115.0
Less: Cash interest expense	$15.0
Less: Income tax provision	$0.3
Less: Maintenance capital expenditures	$18.7
Distributable cash flow	$75.0 to $81.0